Exhibit 99.1


                           PFS Bancorp, Inc.

                     Second and Bridgeway Streets
                        Aurora, Indiana  47001


FOR IMMEDIATE RELEASE:



Contact:
     Mel E. Green, President and CEO or
     Stuart M. Suggs, Corp. Treasurer, COO & CFO
     (812) 926-0631


       PFS BANCORP, INC. ANNOUNCES SPECIAL DIVIDEND OF
                       $5.00 PER SHARE

     AURORA, INDIANA - (October 8, 2004) PFS Bancorp, Inc. (the "Company") (NASDAQ: PBNC) announced today that its Board of Directors at their October 7, 2004 meeting, declared a special cash dividend of $5.00 per share on the common stock of the Company payable on October 28, 2004 to the stockholders of record at the close of business on October 18, 2004. This special dividend is in lieu of the normal quarterly cash dividend of $.075 per share. Based on the 1,473,728 shares of the Company's common stock currently issued and outstanding, the aggregate amount of the distribution will be approximately $7.4 million. The special dividend will reduce stockholders' equity to $20.0 million or 15.7% of total pro forma assets.

     The company currently anticipates that all of the special dividend will be treated as a non-taxable return of capital, although the exact amount can not be determined until after the close of the Company's current tax year.

     Mel E. Green, President and CEO of the Company, stated that "this distribution of excess capital reflects the Board's commitment to the Company's shareholders and its desire to enhance long-term shareholder value. We are pleased that our strong capital base enables us to share the excess capital with our shareholders. The special dividend represents one half of the $10.00 initial offering price in October 2001."

     The Company is the holding company of Peoples Federal Savings Bank, a federally chartered and FDIC-insured savings bank located in Aurora, Indiana.